Exhibit 99.1

American Financial Group, Inc. Announces Record Second Quarter Results

•	Net earnings per share of $1.57; includes $0.29 per share gain on sale of hotel property

•	Record second quarter core net operating earnings $1.28 per share, up 20% from the comparable 2014 period

•	Adjusted book value $49.63 per share at June 30, 2015

•	Full year 2015 core net operating earnings guidance increased to $5.25 - $5.55 per share

Cincinnati, Ohio – August 4, 2015 – American Financial Group, Inc. (NYSE: AFG) today reported 2015 second quarter net earnings attributable to shareholders of $141 million ($1.57 per share) compared to $106 million ($1.15 per share) for the 2014 second quarter. As previously announced, AFG’s 2015 second quarter results include an after-tax gain of $26 million ($0.29 per share) related to the sale of a real estate investment. Comparatively, net earnings in the 2014 second quarter included after-tax net realized gains on securities of $7 million ($0.08 per share). Book value per share excluding unrealized gains on fixed maturities, increased by $1.08 to $49.63 per share during the second quarter of 2015. Annualized return on equity was 13.4% and 10.3% for the second quarters of 2015 and 2014, respectively.

Core net operating earnings were $115 million ($1.28 per share) for the 2015 second quarter, compared to $99 million ($1.07 per share) in the 2014 second quarter. Higher underwriting profit and net investment income in our Specialty Property and Casualty (“P&C”) insurance operations and higher operating earnings in our Annuity and Run-off Long-Term Care and Life Segments contributed to these results. Core net operating earnings for the second quarters of 2015 and 2014 generated annualized core returns on equity of 10.9% and 9.6%, respectively.

During the second quarter of 2015, AFG repurchased approximately 740,000 shares of common stock for $47 million (average price per share of $63.91).

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (“GAAP”), include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.

In millions, except per share amounts	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Components of net earnings attributable to shareholders:
Core net operating earnings(a)	$115	$99	$227	$190
Non-Core Items:
Realized gains (losses) on securities	—	7	12	19
Realized gain on sale of hotel property	26	—	26	—
Loss on sale of subsidiaries	—	—	(105)	—

Net earnings attributable to shareholders	$141	$106	$160	$209

Components of Earnings Per Share:
Core net operating earnings(a)	$1.28	$1.07	$2.54	$2.07
Non-Core Items:
Realized gains (losses) on securities	—	0.08	0.14	0.21
Realized gain on sale of hotel property	0.29	—	0.29	—
Loss on sale of subsidiaries	—	—	(1.18)	—

Diluted Earnings Per Share	$1.57	$1.15	$1.79	$2.28

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-Chief Executive Officers, issued this statement: “Strong results in our Specialty P&C and Annuity businesses produced record core net operating earnings per share for the second quarter of 2015 that were 20% higher year-over-year. The gain recognized on the sale of the Le Pavillon Hotel added $0.29 per share to our net earnings, and serves as an example of our opportunistic approach in managing our real estate portfolio.

“At June 30, 2015, AFG had approximately $870 million of excess capital (including parent company cash of approximately $215 million). In addition, the pending sale of our run-off long-term care insurance business is expected to generate approximately $110 million in excess capital. Our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds. We will also make opportunistic share repurchases when it makes sense to do so and return capital to shareholders through dividends.

“Based on results for the first six months of 2015, we now estimate AFG’s core net operating earnings in 2015 to be between $5.25 and $5.55 per share, up from the range of $5.10 to $5.50 previously presented. Pending further information on the crop growing season, our outlook for the Specialty P&C Group is unchanged, while changes in the interest rate environment and actions we have taken in the Annuity Group lead us to increase our 2015 outlook for core pretax annuity operating earnings. Our core earnings per share guidance excludes non-core items such as the loss on the sale of AFG’s run-off long-term care insurance business, other realized gains and losses as well as other significant items that may not be indicative of ongoing operations.”

Specialty Property and Casualty Insurance Operations

The Specialty P&C insurance operations generated an underwriting profit of $51 million in the 2015 second quarter, compared to $29 million in the second quarter of 2014, a result of improved year-over-year underwriting results in each of our Specialty P&C Groups. The second quarter 2015 combined ratio of 94.9% includes 1.1 points of favorable prior year reserve development, compared to 1.4 points of adverse reserve development in the comparable prior year period. Second quarter results in 2015 include 1.0 point in catastrophe losses compared to 1.1 points in the 2014 second quarter.

Gross and net written premiums were up 2% and 3%, respectively, for the second quarter of 2015, when compared to the second quarter of 2014.

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

The Property and Transportation Group reported an underwriting loss of $13 million in the second quarter of 2015, compared to an underwriting loss of $18 million in the second quarter of 2014. Improved year-over-year underwriting results in our National Interstate subsidiary were partially offset by lower profitability and adverse reserve development in our property and inland marine, ocean marine and other transportation businesses. Catastrophe losses were $7 million for this group during the second quarter of 2015 and $8 million in the comparable prior year period.

Gross and net written premiums for the second quarter of 2015 were 2% and 3% higher, respectively, than the comparable 2014 period. Higher premiums in our transportation and agricultural businesses were partially offset by lower premiums in our property and inland marine businesses. Pricing in this group was up approximately 5% on average for the quarter, and includes a 7% increase in National Interstate’s renewal rates.

The Specialty Casualty Group reported an underwriting profit of $37 million in the second quarter of 2015, compared to $30 million in the second quarter of 2014. Higher underwriting profitability in our workers’ compensation and excess and surplus businesses was partially offset by lower underwriting profits in our executive liability business and higher adverse development in Mid-Continent’s general liability business.

Gross and net written premiums for the second quarter of 2015 were both up 1% when compared to the second quarter of 2014. The majority of businesses in this group reported growth, particularly our excess and surplus businesses. This growth was partially offset by lower premiums in our general liability business, primarily the result of re-underwriting efforts within the Florida homebuilders market and the slowdown within the energy sector, as well as lower premiums in our international business, where we continue to focus on improving underwriting results. Pricing in this group was down approximately 1% on average for the quarter, due primarily to lower pricing in our workers’ compensation businesses. Excluding workers’ compensation, pricing in this group was up 1%.

The Specialty Financial Group reported underwriting profit of $24 million in the second quarter of 2015, compared to $15 million in the second quarter of 2014. Higher underwriting profits in our fidelity and crime, surety and trade credit businesses were the drivers of the improved results. Every business in this group achieved excellent underwriting margins during the quarter, producing an overall calendar year combined operating ratio of 81% for the second quarter of 2015.

Gross and net written premiums for the second quarter of 2015 were up 7% and 13%, respectively, when compared to the same 2014 period, primarily the result of higher premiums in our financial institutions business. Pricing in this group was flat for the quarter.

Carl Lindner III stated: “I’m very pleased with the results in our Specialty P&C businesses during the second quarter, with total P&C operating income up nearly 25% year-over-year. Our Specialty Financial Group reported double digit growth and excellent underwriting margins. Despite competitive market conditions in some of our casualty businesses, results in our Specialty Casualty Group were very strong. I’m disappointed, however, with the underwriting loss reported by our Property and Transportation Group. We continue to make progress with pricing and remain committed to our culture of underwriting discipline to strengthen the underwriting profitability of this group overall. Our Specialty P&C Group achieved an average overall renewal rate increase of approximately 1% for the quarter.

“Based on results during the first six months of the year, we continue to expect an overall 2015 calendar year combined ratio in the 92% to 94% range and estimate net written premium growth to be between 4% and 8%.”

Annuity Segment

In connection with AFG’s Annuity Segment results shown below, Craig Lindner stated, “Our results reflect disciplined pricing and our strategy of growing our business when we can achieve desired long-term returns. Based on the results through the first six months of 2015, assuming no significant change in interest rates or the stock market from our expectations, we now estimate full year 2015 core pretax annuity operating earnings to be in the range of $330 million to $345 million, an increase from the range of $310 million to $340 million previously estimated. Significant changes in market interest rates and/or the stock market, as compared to our expectations, could lead to significant positive or negative impacts on the Annuity Segment’s results. In addition, based on recent results, we now expect that premiums for the full year of 2015 will be in line with the $3.7 billion achieved for the full year in 2014.”

AFG’s annuity operations contributed $88 million in core pretax operating earnings in the second quarter of 2015 compared to $84 million in the second quarter of 2014, an increase of 5%. Earnings before the impact of fair value accounting on fixed-indexed annuities (FIAs) declined by 18%, as detailed in the table below:

Components of Core Annuity Operating Earnings Before Income Taxes

In millions	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2015	2014		2015	2014
Annuity earnings before fair value accounting for FIAs	$77	$94	(18%)	$169	$182	(7%)
Impact of Fair Value Accounting for FIAs	11	(10)	nm	(6)	(25)	nm

Core Pretax Annuity Operating Earnings	$88	$84	5%	$163	$157	4%

Annuity Earnings Before Fair Value Accounting for FIAs

AFG’s 2015 earnings continued to benefit from growth in annuity assets. AFG’s quarterly average annuity investments and reserves grew approximately 12% year-over-year; however, the impact of this growth was offset by the runoff of higher yielding investments, an adjustment in the current quarter affecting fixed-indexed annuities with guaranteed lifetime withdrawal benefits, and higher general and administrative expenses.

Impact of Fair Value Accounting for FIAs

Variances from expectations of certain items (such as projected interest rates, option costs and surrenders), as well as changes in the stock market, have an impact on the accounting for FIAs; these accounting adjustments are recognized through AFG’s reported core earnings.

In the second quarter of 2015, interest rates rose significantly, resulting in a large favorable impact on earnings; this favorable result was partially offset by the impact of a stock market decrease during the quarter. Conversely, in the second quarter of 2014, interest rates generally decreased, versus AFG’s assumption that they would rise; this difference had a negative impact on AFG’s 2014 second quarter earnings. These impacts are included within the “Impact of Fair Value Accounting for FIAs” amounts shown in the table above.

Annuity Premiums

The Annuity Segment reported statutory premiums of $899 million in the second quarter of 2015. While this amount was 5% lower than sales in the comparable prior year period, it represents an 11% increase in sales over the first quarter of 2015.

More information about premiums and the results of operations for our Annuity Segment may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Run-off Long-Term Care and Life Segment

AFG’s Run-off Long-term Care and Life Segment reported core pretax operating earnings of $4 million in the second quarter of 2015 compared to a core pretax operating loss of $2 million in the comparable prior year period, reflecting the favorable impact of rate increases, higher investment income and lower persistency compared to the same period last year.

As previously announced, AFG reached a definitive agreement to sell the legal entities containing all of its run-off long-term care insurance business to HC2 Holdings, Inc. for an initial payment of $7 million in cash and HC2 securities, subject to adjustment based on certain items, including operating results through the closing date. In addition, AFG may also receive up to $13 million of additional proceeds from HC2 in the future based on the release of certain statutory liabilities of the legal entities sold by AFG. In accordance with GAAP, AFG recorded its estimated non-core, after-tax loss on the sale of $105 million in its results for the first quarter of 2015.

The legal entities involved in the transaction, United Teacher Associates Insurance Company and Continental General Insurance Company, contain all of AFG’s long-term care insurance reserves. The transaction is expected to close in the second half of 2015, subject to customary conditions, including receipt of required regulatory approvals.

Investments

AFG recorded second quarter 2015 net realized losses on securities of less than $1 million after tax and after deferred acquisition costs (DAC), compared to net realized gains of $7 million reported in the comparable 2014 period. Unrealized gains on fixed maturities were $457 million after tax and after DAC at June 30, 2015, a decrease of $147 million since year end. Our portfolio continues to be high quality, with 87% of our fixed maturity portfolio rated investment grade and 97% with a National Association of Insurance Commissioners’ designation of NAIC 1or 2, its highest two categories.

For the six months ended June 30, 2015, P&C net investment income was approximately 13% higher than the comparable 2014 period, reflecting the investment of cash received in connection with the Summit acquisition.

Second quarter 2015 results also include an after-tax non-core net realized gain of $26 million on the sale of Le Pavillon Hotel.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets over $45 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for long-term care, asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets; AFG’s ability to estimate accurately the likelihood, magnitude and timing of any losses in connection with investments in the non-agency residential mortgage market; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; the possibility that the pending sale of AFG’s run-off long-term care business is not consummated; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims and AFG’s run-off long-term care business; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency, mortality and morbidity; competitive pressures, including those in the annuity distribution channels, the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to our operating subsidiaries; and other factors identified in our filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2015 second quarter results at 11:30 a.m. (ET) tomorrow, Wednesday, August 5, 2015. Toll-free telephone access will be available by dialing 1-877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 78269027. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available two hours following the completion of the call and will remain available until 11:59 p.m. (ET) on August 12, 2015. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 78269027.

The conference call and accompanying webcast slides will also be broadcast live over the Internet. To listen to the call via the Internet, go to the Investor Relations page on AFG’s website, www.AFGinc.com, and follow the instructions at the Webcasts and Presentations link.

The archived webcast will be available immediately after the call via the same link on the Investor Relations page until August 12, 2015 at 11:59 p.m. (ET). An archived audio MP3 file will be available within 24 hours of the call.

Contact:

Diane P. Weidner

Asst. Vice President – Investor Relations

(513) 369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG15-13

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Revenues
P&C insurance net earned premiums	$985	$931	$1,931	$1,685
Life, accident & health net earned premiums	27	27	52	55
Net investment income	404	379	792	740
Realized gains (losses) on:
Securities	(1)	12	18	31
Subsidiaries	—	—	(162)	—
Income (loss) of managed investment entities:
Investment income	38	27	72	55
Gain (loss) on change in fair value of assets/liabilities	(2)	(10)	(5)	(10)
Other income	90	26	137	47

Total revenues	1,541	1,392	2,835	2,603

Costs and expenses
P&C insurance losses & expenses	939	902	1,828	1,598
Annuity, life, accident & health benefits & expenses	248	246	502	492
Interest charges on borrowed money	19	17	39	35
Expenses of managed investment entities	28	21	52	41
Other expenses	81	76	158	146

Total costs and expenses	1,315	1,262	2,579	2,312

Earnings before income taxes	226	130	256	291
Provision for income taxes(b)	77	47	82	101

Net earnings including noncontrolling interests	149	83	174	190
Less: Net earnings (loss) attributable to noncontrolling interests	8	(23)	14	(19)

Net earnings attributable to shareholders	$141	$106	$160	$209

Diluted Earnings per Common Share	$1.57	$1.15	$1.79	$2.28

Average number of diluted shares	89.5	91.6	89.4	91.6

	June 30, 2015	December 31, 2014
Selected Balance Sheet Data:
Total cash and investments	$37,644	$36,210
Long-term debt	$1,024	$1,061
Shareholders’ equity(c)	$4,802	$4,879
Shareholders’ equity (excluding appropriated retained earnings and unrealized gains/losses on fixed maturities)(c)	$4,345	$4,277
Book Value Per Share:
Excluding appropriated retained earnings	$54.86	$55.65
Excluding appropriated retained earnings and unrealized gains/losses on fixed maturities	$49.63	$48.76
Common Shares Outstanding	87.5	87.7

Footnotes (b) and (c) are contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2015	2014		2015	2014
Gross written premiums	$1,318	$1,291	2%	$2,514	$2,315	9%

Net written premiums	$1,026	$998	3%	$1,952	$1,753	11%

Ratios (GAAP):
Loss & LAE ratio	61.0%	64.6%		60.9%	61.1%
Underwriting expense ratio	33.9%	32.3%		33.3%	33.6%

Combined Ratio	94.9%	96.9%		94.2%	94.7%

Supplemental Information:(d)
Gross Written Premiums:
Property & Transportation	$500	$489	2%	$876	$865	1%
Specialty Casualty	661	655	1%	1,344	1,162	16%
Specialty Financial	157	147	7%	294	288	2%

	$1,318	$1,291	2%	$2,514	$2,315	9%

Net Written Premiums:
Property & Transportation	$362	$353	3%	$650	$637	2%
Specialty Casualty	503	499	1%	1,004	830	21%
Specialty Financial	136	120	13%	251	236	6%
Other	25	26	(4%)	47	50	(6%)

	$1,026	$998	3%	$1,952	$1,753	11%

Combined Ratio (GAAP):
Property & Transportation	104.0%	105.5%		101.0%	102.0%
Specialty Casualty	92.7%	93.6%		93.4%	91.2%
Specialty Financial	81.0%	87.6%		81.4%	89.3%
Aggregate Specialty Group	94.9%	96.9%		94.2%	94.7%

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Reserve Development (Favorable)/Adverse:
Property & Transportation	$6	$22	$9	$18
Specialty Casualty	(7)	(4)	(7)	(28)
Specialty Financial	(8)	(2)	(17)	(3)
Other	(2)	(2)	(3)	(5)

	$(11)	$14	$(18)	$(18)

Points on Combined Ratio:
Property & Transportation	1.7	6.6	1.4	2.9
Specialty Casualty	(1.4)	(0.8)	(0.8)	(3.6)
Specialty Financial	(6.2)	(1.8)	(6.7)	(1.2)
Aggregate Specialty Group	(1.1)	1.4	(1.0)	(1.1)

Footnote (d) is contained in the accompanying Notes to Financial Schedules at the end of this release

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Statutory Premiums

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2015	2014		2015	2014
Annuity Premiums:
Financial Institutions
Single Premium	$417	$459	(9%)	$811	$939	(14%)
Retail Single Premium	422	428	(1%)	783	853	(8%)
Education Market	49	49	—	96	99	(3%)
Variable Annuities	11	13	(15%)	22	25	(12%)

Total Annuity Premiums	$899	$949	(5%)	$1,712	$1,916	(11%)

Components of Core Operating Earnings Before Income Taxes

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2015	2014		2015	2014
Revenues:
Net investment income	$306	$289	6%	$598	$564	6%
Other income	22	19	16%	46	37	24%

Total revenues	328	308	6%	644	601	7%
Costs and Expenses:
Annuity benefits	151	166	(9%)	335	334	—
Acquisition expenses	60	37	62%	94	68	38%
Other expenses	29	21	38%	52	42	24%

Total costs and expenses	240	224	7%	481	444	8%

Core operating earnings before income taxes	$88	$84	5%	$163	$157	4%

Supplemental Fixed Annuity Information

	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2015	2014		2015	2014
Core Operating Earnings Before impact of fair value accounting on FIAs	$77	$94	(18%)	$169	$182	(7%)
Impact of Fair Value Accounting	11	(10)	nm	(6)	(25)	nm

Core operating earnings before income taxes	$88	$84	5%	$163	$157	4%

Average Fixed Annuity Reserves*	$24,474	$21,829	12%	$24,113	$21,448	12%
Net Interest Spread*	2.77%	2.92%		2.72%	2.87%
Net Spread Earned Before Impact of Fair Value Accounting*	1.21%	1.64%		1.35%	1.61%
Net Spread Earned After Impact of Fair Value Accounting*	1.39%	1.46%		1.30%	1.38%

*	Excludes fixed annuity portion of variable annuity business.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Core Operating Earnings before Income Taxes:
P&C Insurance Segment Annuity Segment	$121 88	$97 84	$250 163	$205 157
Run-off Long-term Care and Life Segment	4	(2)	8	(4)
Interest and other corporate expenses	(39)	(37)	(80)	(78)

Core operating earnings before income taxes	174	142	341	280
Related income taxes	59	43	114	90

Core net operating earnings	$115	$99	$227	$190

b)	Earnings before income taxes includes $18 million in non-deductible losses attributable to noncontrolling interests related to managed investment entities in both the second quarter and first six months of 2014.

c)	Shareholders’ Equity at June 30, 2015 includes $457 million ($5.23 per share) in unrealized after-tax gains on fixed maturities. Shareholder’s Equity at December 31, 2014 includes $604 million ($6.89 per share) in unrealized after-tax gains on fixed maturities and ($2) million ($0.03 per share) of retained earnings appropriated to managed investment entities.

d)	Supplemental Notes:

•	Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•	Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•	Specialty Financial includes risk management insurance programs for leasing and financing institutions (including collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.